Exhibit 10.2

December 10, 2008

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Cabot Oil & Gas Corporation

1200 Enclave Parkway

Houston, TX 77077

Dear *:

The purpose of this letter agreement (“Agreement”) is to set forth the terms and conditions applicable to certain supplemental pension benefits that Cabot Oil & Gas Corporation (the “Company”) has agreed to pay to you and/or your spouse.

Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) imposes limitations on the amount of retirement benefits which may be payable with respect to any participating employee under the Cabot Oil & Gas Corporation Pension Plan (the “Pension Plan”). Moreover, Code Section 401(a)(17) imposes limitations on the amount of compensation that may be considered in determining such retirement benefits. As these limitations may curtail the retirement benefits which would otherwise be payable to you under the Pension Plan, the Board of Directors of the Company has authorized the Company’s direct payment to you of certain amounts which are designed to recoup any such losses to you.

No later than the 15th business day following the date of your termination of service with the Company for any reason other than your death, the Company will credit your account in the Cabot Oil & Gas Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) with an amount equal to the difference, as of the date of your termination of employment, between:

(1)	the actuarial equivalent value of the pension benefits that would have been payable to you under the Pension Plan, determined

(i)	without regard to the limitations imposed by reason of Sections 401(a)(17) or 415 of the Code and

(ii)	as if the amount of your compensation were equal to your SERP Compensation (as defined below); and

(2)	the actuarial equivalent value of the actual pension benefits payable under the Pension Plan.

Your “SERP Compensation” is the sum of (a) any amounts contributed by you to the Deferred Compensation Plan (your “DC Plan Contribution”) and (b) any amounts included in the definition of compensation under the terms of the Pension Plan; provided, however, that your SERP Compensation does not include the amount of any in-service distributions that you might receive from the Deferred Compensation Plan. For purposes of this formula, the amount of your

DC Plan Contribution for each year is the amount that you choose to contribute to the Deferred Compensation Plan during that year, as set forth in the irrevocable Deferred Compensation Plan Deferral Election submitted by you in advance of that plan year or, if applicable, within the time period permitted with respect to a Deferral Election made when you first become eligible to participate in the Plan.

The subsequent distribution of any benefit to which you are entitled under the terms of this Agreement shall be subject to the terms of the Deferred Compensation Plan, including, but not limited to, the provisions of the Deferred Compensation Plan pertaining to the payment of benefits to individuals who are treated by the Company as specified employees within the meaning of Section 409A of the Code.

Upon your death while in the service of the Company, the Company shall pay to your surviving spouse, if any, a supplemental spousal death benefit in the form of a lump sum in an amount equal to the difference, as of the date of your termination of employment, between:

(1) the actuarial equivalent value of the spousal death benefit that would have been payable to your surviving spouse under the Pension Plan determined (i) without regard to the limitations imposed by reason of Sections 401(a)(17) or 415 of the Code and (ii) as if the amount of your compensation were equal to your SERP Compensation; and

(2) the actuarial equivalent value of the spousal death benefit actually payable under the Pension Plan.

Such payment shall be made on the fifteenth business day following the date of your death.

Notwithstanding the foregoing provisions of this Agreement, on the fifteenth business day following the effective date of a Change in Control of the Company prior to your termination of employment for any reason, you will receive a lump sum payment payable from the general corporate assets of the Company in the amount that would have been transferred to the Deferred Compensation Plan on your behalf according to the terms of the preceding paragraph if your employment had terminated as of the day before the effective date of the Change in Control of the Company. For purposes of this Agreement, a Change in Control shall conclusively be deemed to have occurred if, and only if, the Company experiences a change in control event that meets the requirements of the Treasury Regulations promulgated under Code Section 409A.

It is intended that the provisions of this Agreement satisfy the requirements of Code Section 409A and that the Agreement be operated in a manner consistent with such requirements to the extent applicable. Notwithstanding any provision of this Agreement to the contrary, if you are treated by the Company as a “specified employee” within the meaning of Section 409A of the Code and you continue in that status on the date of your termination of employment for any reason other than death, any payment otherwise authorized by this Agreement, other than upon a Change in Control, shall be delayed in satisfaction of the requirements of Section 409A, in accordance with the provisions set forth in the Deferred Compensation Plan.

The right to receive benefits under this Agreement may not be assigned, transferred, pledged or encumbered in any way.

This Agreement supersedes any prior agreement between you and the Company with respect to payment restrictions imposed under the Pension Plan by reasons of Sections 401(a)(17) or 415 of the Code.

If you find that this Agreement accurately describes the agreement between you and the Company concerning your supplemental pension benefits described herein, please sign two copies of this letter and return one to the Company, whereupon this letter shall constitute a binding agreement between Cabot Oil & Gas Corporation and you.

This Agreement shall be effective as of December 31, 2008.

Very truly yours,

CABOT OIL & GAS CORPORATION

By:	/s/ Dan O. Dinges
Dan O. Dinges
Chairman, President and CEO

Accepted and Agreed to this 17th day of December, 2008

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